STRADLEY, RONON, STEVENS & YOUNG, LLP
                            2600 One Commerce Square
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 564-8000
                            Facsimile: (215) 564-8120

                                  July 2, 1997

Equity One ABS, Inc.
103 Springer Building
3411 Silverside Road
Wilmington, Delaware  19810

Re: Equity One ABS, Inc. Mortgage Pass-Through Certificates, Series 1997-1

Ladies and Gentlemen:

         We have acted as counsel to and for Equity One ABS, Inc., a Delaware corporation (the "Company"), in connection with the offer and sale by the Company of Mortgage Pass-Through Certificates, Series 1997-1, in an aggregate principal amount of $102,841,606 (the "Securities"), pursuant to the Company's Prospectus dated June 20, 1997 (the "Prospectus"), as supplemented by the Company's Prospectus Supplement dated June 26, 1997 (the "Prospectus Supplement"), in the form transmitted for filing with the United States Securities Commission pursuant to Rule 424(b) under the Securities Act of 1933 on June 30, 1997. The Securities will be issued pursuant to a certain Pooling and Servicing Agreement dated as of June 1, 1997, among the Company, as depositor, Equity One, Inc., as servicer and seller ("Equity One"), certain affiliates of the Company, as sellers (the "Sellers"), and The Chase Manhattan Bank, as trustee (the "Agreement").

         We have examined copies of the Prospectus and Prospectus Supplement, a signed copy of the Agreement, a specimen certificate of each class of the Securities, and such other records, documents and statutes as we have deemed necessary for purposes of this opinion letter.

         In rendering the opinion below, we express no opinion as to any laws other than the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing federal judicial decisions, all of which are subject to change either prospectively or retroactively.

         This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law which may occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

         Based upon, and subject to, the foregoing, we are of the opinion that:

         1. The information set forth in the Prospectus and Prospectus Supplement under the caption "Federal Income Tax Consequences," to the extent it constitutes matters of law or legal conclusions, is correct in all material respects. The opinions set forth in the Prospectus and


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Equity One ABS, Inc.
July 2, 1997
Page 2



Prospectus Supplement under the heading "Federal Income Tax Consequences" are hereby confirmed.

         We have relied without independent investigation upon the representations and warranties of the Company, Equity One and the Sellers in the Agreement. Furthermore, we have assumed and relied upon, without independent investigation, (i) the authenticity and due authorization, execution, and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) conformity to the originals of all documents submitted to us as certified or photostatic copies.

         We hereby consent to the filing of this opinion letter by the Company as an exhibit to a Current Report on Form 8-K with respect to the Securities.

                                   Very truly yours,

                                   Stradley, Ronon, Stevens & Young, LLP


                                   By: /s/ William S. Pilling, III
                                       ------------------------------
                                       William S. Pilling, III, a Partner